Exhibit 3.155

CERTIFICATE OF INCORPORATION

OF

HOSPITAL DEVELOPMENT PROPERTIES, INC.

FIRST: The name of the Corporation is Hospital Development Properties, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the corporation shall have authority to issue is one Thousand (1,000) common shares and the par value of such shares is One Dollar ($1.00) per share.

FIFTH: The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

Bettye D. Daugherty	One Park Plaza Nashville, TN 37203

Charlotte S. White	One Park Plaza Nashville, TN 37203

SIXTH: The name and mailing address of each person who is to serve as a Director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

NAME	MAILING ADDRESS

John O. Colton	One Park Plaza Nashville, TN 37203

James B. Main	One Park Plaza Nashville, TN 37203

James K. Don	One Park Plaza Nashville, TN 37203

Joseph L. DiLorenzo	One Park Plaza Nashville, TN 37203

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(a) The shareholders of this corporation shall not have any preemptive rights.

(b) The initial bylaws of this corporation shall be adopted by the incorporators hereof, and thereafter, the bylaws of this corporation may be amended, repealed or adopted by a majority of the members of the entire Board of Directors, or by the holders of a majority of the outstanding shares of capital stock.

(c) This corporation shall have the right and power to purchase and hold shares of its capital stock; provided, however, that such purchase, whether direct or indirect, shall be made only to the extent or unreserved and unrestricted capital surplus.

(d) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

EIGHT: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporators hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying under penalties of perjury that this is our act and deed and the facts herein stated are true, and accordingly, we have hereunto set our hands this                      day of April, 1987.

/s/ Bettye D. Daughtry
Bettye D. Daughtry

/s/ Charlotte S. White
Charlotte S. White

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